Exhibit 99.1

Year-End / Name Change Video Transcript

Forward-looking statements in this video, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about the Company’s plans, objectives, strategies, financial performance and outlook, trends, prospects or future events and involve known and unknown risks that are difficult to predict. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representation, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements. There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this press release, including the Risk Factors included in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the Securities and Exchange Commission. We intend that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

TOM MCGUINNESS

Hello, my name is Tom McGuinness. Thank you for joining us today as we announce some exciting news about our company. On April 15th, Inland American Real Estate Trust officially changed its name to InvenTrust Properties Corp, which I am the president and CEO. With the successful spin-off of our lodging business, we felt the time was right for us to highlight and develop an independent brand for our multi-tenant retail platform.

As InvenTrust Properties:

•	We will focus on bringing high energy and active management to our open air shopping centers.

•	We will implement our step-by-step strategic plan to create a high-performing retail platform positioned for value creation.

•	We will continue to work in partnership with our retailers to build successful, engaged communities.

Said another way, InvenTrust Properties’ tenants, stockholders and other business partners can expect us to bring the following to the marketplace every day:

•	Innovative solutions

•	Venue and retail expertise; and

•	Trust in our financial strength.

We believe these fundamentals will distinguish us in the retail marketplace and positively impact our financial performance.

Before I go into more detail on our retail strategy, I want to also highlight additional branding efforts around our student housing platform. In March, Inland American Communities, our wholly-owned, student housing subsidiary, also changed its name to University House Communities. Travis Roberts, president of University House Communities, filmed a video available on our website discussing their branding efforts and strategy for our student housing platform.

We also have a group of non-core assets. As we have executed over the past two years, we will continue to dispose of our non-core assets, which include multi-tenant office and triple net properties. These properties no longer match our strategic focus and no longer provide us with an outlook for value appreciation that matches our other targeted asset classes. We will continue to actively manage these assets in an effort to maximize their value. We intend to dispose of these assets through individual or small portfolio dispositions or some other strategic alternative.

Now I’d like to turn back to our retail strategy discussion.

Since our inception in 2005, we have been a unique and complex real estate company. Our size and diversified portfolio of assets gave us the stability to endure the recession. This size and diversification also required a distinctive strategy, which we have executed on since 2012. This strategy included focusing and tailoring our portfolio into 3 distinctive platforms – Lodging, Student Housing and Multi-Tenant Retail.

With the spin-off of our lodging platform successfully completed, we remain committed to our strategy and will continue to maximize shareholder value. At a corporate level we will maintain our focus in three key areas to drive success:

•	Balance sheet management to provide us with a flexible capital structure to provide us the readiness needed to execute on investment opportunities when they present themselves;

•	Capital allocation and rotation to increase holdings in targeted asset classes and key real estate markets, meaning we will buy in markets we believe in and sell in others that we don’t; and,

•	A concentration on people, processes and systems to enhance our already experienced management team and to ensure that effective and proficient operational processes are in place.

This laser focus has provided us with the tools to enter into the next phase of our strategic plan and best position InvenTrust for future value creation.

We have a very defined strategy for our multi-tenant retail platform. With 108 open air shopping centers, we have built a strong foundation in our retail segment, where we see specific opportunities to distinguish ourselves with our deep retail experience. Our strategy is focused on key markets across the country, such as Dallas, Houston, Atlanta and Phoenix, where we have “boots on the ground” at regional offices led by experienced professionals who are focused on increasing our presence in these cities.

We are engaged with our communities, we understand local economic development and we work collaboratively with our retailers to achieve shared success. Job growth, increasing wages and population growth are all fundamental characteristics shared by these key markets. We will also look for opportunities to pursue accretive acquisitions in these markets in desirable locations with higher-than-average traffic patterns and limited supply growth.

We believe investment opportunities exist in this space, particularly as national and regional retailers continue to place a premium on retail spaces in premier properties in the leading markets. We may also opportunistically dispose of retail properties to take advantage of market conditions or in situations where a property no longer fits our strategy. We will look for opportunities to rotate the capital from these potential dispositions into our targeted retail markets, which we believe will drive shareholder value.

In addition to our retail platform acquisition and disposition strategy, we believe that through the active management of our retail portfolio, we can positively impact our financial performance as follows:

•	Increase rental rates by replacing underperforming retailers with stronger retailers who better match the needs of the local marketplace and increase the overall retail experience for the consumer at that property;

•	Expand our local network of regional offices to continue to focus our regional leasing and operational teams to maximize local market knowledge;

•	Invest capital dollars into our properties to ensure we meet the needs of our retailers and their customers;

•	Minimize property-level operating costs through best-in-class practices to challenge property level expenses;

•	Proactively manage tenant mix and lease rollover at our centers to minimize exposure to any one tenant type, while also avoiding a concentration of lease renewals in a particular period; and,

•	Implement select re-development opportunities to maximize our platform’s net operating income.

I hope over these last few minutes I have been able to illustrate our strategy in detail and give you a better understanding for the direction of our company. As we move forward as InvenTrust Properties we will remain focused on steps needed to successfully maximize value for our shareholders. With that, I will let Jack review our year-end financials with you.

JACK POTTS

Thank you, Tom. I appreciate you spending the time to listen to our exciting updates we have today. Over the next few minutes I will provide you with a recap of our 2014 financial highlights and update you on a couple of additional topics. Let me start with some financial highlights.

In addition to the significant transactions that we accomplished in 2014, we maintained our focus on the operations of the company and produced solid operating results in 2014. Let me review some of the numbers for you.

We ended 2014 with a portfolio, excluding Xenia properties, comprised of 142 properties representing 15.5 million square feet of retail space, 7,986 student housing beds and 6.4 million square feet of non-core office and industrial space. As you can see by this chart, Retail makes up about 62% of our portfolio, student housing 18% and the rest non-core.

Our 15 million square feet of retail space is occupied by some of the top retailers in the marketplace with an emphasis on necessity-based companies, such as

Publix,

Tom Thumb,

Ross Dress for Less,

Bed Bath & Beyond and others.

Our retail platform produced a 2.6% increase in our same-store Net Operating Income. This is a key performance indicator for us showing our organic growth within the existing portfolio of retail assets. This increase was driven by our stable occupancy, operating expense reduction and contractual increases in our rental rates.

Looking ahead, our retail portfolio is expected to maintain high occupancy and have manageable lease rollover in the next three years. Our leasing staff will actively seek to lease space at favorable rates, and our management teams are focused on controlling expenses and maintaining strong tenant relationships. We believe the retail segment same store income will be consistent with 2014 results while we improve the quality of our tenant mix.

For our student housing platform, our same store NOI did decline year-over-year due to a one-time major repair project at one of the properties, which totaled $5.8 million. Overall our student housing revenues are holding steady and excluding the one-time repair expense our student housing platform NOI would have increased.

We expect to see increased same store operating performance in our student housing segment as we continue to execute our investment strategy. In 2015, we anticipate the estimated mid-year delivery of approximately 1,618 beds from three current development projects. We also anticipate the 2016 delivery of approximately 831 beds from two developments which began in 2014.

In 2015, we expect to see increases in our rental rates driven by the quality of our property metrics and strong demand. Occasionally, we may recycle capital through strategic dispositions in order to maximize the financial performance of our student housing segment.

For our non-core portfolio, which no longer matches our strategic focus, same-store NOI decreased 2.8% driven by a decrease in occupancy and rental rates. We expect to see similar or slightly decreased operating performance in 2015. This segment also has material lease maturities in 2016 through 2018 which will impact our overall cash flow and was part of our consideration in establishing our new distribution rate.

Turning to our debt and cash reserves, we ended 2014 with $733 million of cash on hand. Subsequent to December 31, 2014, due to cash activity in connection with the Xenia spin-off and our $200 million repayment of our unsecured term loan, our cash balance was reduced by approximately $485 million. Our leverage ratio, based on our line of credit covenants fell from 47% to 41% due to a decrease of $1.7 billion in mortgage debt from the previous year. Our weighted average interest rate fell to 4.63% down from 5.09%.

We believe that our debt maturities over the next five years are manageable, and although we believe interest rates will rise in the future, we anticipate low interest rates to continue in 2015. We believe we will be able to continue cash distributions at our new distribution rate of $0.13 per share on an annualized basis and anticipate distributions to be funded from cash flow from operations as well as distributions from unconsolidated entities and gains on the sale of properties. I’d like to encourage everyone to review our year-end 10K filed on March 27th, to see our full and complete financial results.

Since inception, we have paid our stockholder distributions on a monthly basis. The monthly processing, printing, mailing and support to complete this task creates significant expense. In an effort to continue to manage our costs and become a more efficient organization, starting in the third quarter of this year, InvenTrust will be moving to quarterly distributions.

Switching from monthly to quarterly distributions will provide a cost savings of over a million dollars in printing and mailing costs alone.

You will continue to receive monthly distribution all the way through the month of July. The July check will be for the June distribution. On or around October 6th the third quarter distributions will be processed. The monthly newsletters accompanying the distribution check will also go from monthly to quarterly.

Before ending, I’d also like to provide you with information regarding the conclusion of the SEC investigation. As you may recall, in 2012, we announced that the SEC was conducting a non-public, formal, fact-finding investigation to determine whether there had been violations of certain provisions of the federal securities laws regarding the payment of fees to our former Business Manager and property managers, transactions with our affiliates, timing and the amount of distributions paid to our investors, determination of property impairments, and any decision regarding whether we would become a self-administered REIT. During the multi-year investigation, we cooperated fully with the SEC.

We are pleased to say that on March 24, 2015, the SEC staff informed us that it had fully concluded and was terminating the investigation of the company. The SEC staff also informed us that it did not intend to recommend any enforcement action against the company. We are pleased that we were able to cooperate with the SEC and bring this multi-year investigation to a favorable conclusion.

In closing, we expect 2015 to be a year in which we continue to move our strategy forward with excellent balance sheet management and thoughtful capital allocations. We will also continue to work on building an independent brand for both platforms to showcase our unique investment characteristics and market strategies.

To our over 170,000 stockholders, the Board of Directors, the senior management team and the employees of InvenTrust want to thank you for your continued support of the company. We are committed to working diligently to successfully maximize value for our shareholders. I look forward to updating you on our progress and achievements throughout the year. As always, if you have any questions, please do not hesitate to call our InvenTrust Properties Investor Services group.